EXHIBIT 99.1

ANNUAL MEETING OF SHAREHOLDERS

SHAREHOLDER QUESTIONS AND MANAGEMENT RESPONSES

May 26, 2005

    QUESTION # 1:  What makes you so confident there will be sales growth in the latter part of the year?

    Mr. LaVelle:  Most of the analysts are predicting a pick up in the market and it seems like the market is picking up at this time and we think that the investments we’re making will pay off as the market picks up.  We see the market picking up probably not in the 8, 9 or 10% that some people are forecasting but certainly in the 3, 4 or 5% and we also intend to gain more market share, we’re going to have to increase market share.

    QUESTION # 2:  Are you going to stay profitable?

    Mr. LaVelle:  We have to get profitable this year but I think that we can end the year profitable, right.

    Any more questions?

    That concludes the meeting and thank you very much for being here.